                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        NY                   10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

    Orion Power Holdings, Inc.
    (ORN)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Statement for Month/Year

    December/2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  12/08/00  |    S   |   |        400    | D   | $20.5625 |              |    01   |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  12/13/00  |    P   |   |        400    | A   | $21.625  |              |    01   |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  12/27/00  |    P   |   |        300    | A   | $22.8125 |              |    01   |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  12/27/00  |    S   |   |        300    | D   | $22.8125 |       1,000  |    01   |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |            |        |   |               |     |          |   34,450,000 |    02   |   02     |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

             |        |        |      |              |                 |                         |       |9.       |10.   |      |
             |        |        |      |              |                 |                         |       |Number   |Owner-|      |
             |        |        |      |              |                 |                         |       |of       |ship  |      |
             |2.      |        |      |              |                 |                         |       |Deriv-   |of    |      |
             |Conver- |        |      | 5.           |                 |7.                       |       |ative    |Deriv-|11.   |
             |sion    |        |      | Number of    |                 |Title and Amount         |       |Secur-   |ative |Nature|
             |or      |        |      | Derivative   |6.               |of Underlying            |8.     |ities    |Secur-|of    |
             |Exer-   |        |4.    | Securities   |Date             |Securities               |Price  |Bene-    |ity:  |In-   |
             |cise    |3.      |Trans-| Acquired (A) |Exercisable and  |(Instr. 3 and 4)         |of     |ficially |Direct|direct|
             |Price   |Trans-  |action| or Disposed  |Expiration Date  |-------------------------|Deriv- |Owned    |(D) or|Bene- |
1.           |of      |action  |Code  | of (D)       |(Month/Day/Year) |             |Amount     |ative  |at End   |In-   |ficial|
Title of     |Deriv-  |Date    |(Instr| (Instr. 3,   |-----------------|             |or         |Secur- |of       |direct|Owner-|
Derivative   |ative   |(Month/ |8)    | 4 and 5)     |Date    |Expira- |             |Number     |ity    |Month    |(I)   |ship  |
Security     |Secur-  |Day/    |------| ------------ |Exer-   |tion    |             |of         |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)   |ity     |Year)   |Code|V|  (A)  | (D)  |cisable |Date    |Title        |Shares     |5)     |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. |11/19/08|Common Stock |   68,454.1|       |   68,454.1|  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. |12/23/08|Common Stock |  143,753.6|       |  143,753.6|  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. |12/31/08|Common Stock |      404.2|       |      404.2|  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. | 6/11/09|Common Stock |   28,832.9|       |   28,832.9|  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. | 7/27/09|Common Stock |2,925,316.5|       |2,925,316.5|  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. | 9/29/09|Common Stock |    115,424|       |    115,424|  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $15.50 |        |    | |       |      | Immed. | 11/5/09|Common Stock |  890,286.9|       |  890,286.9|  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. | 4/24/10|Common Stock |1,752,071.8|       |1,752,071.8|  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $15.50 |        |    | |       |      | Immed. | 4/26/10|Common Stock |    475,856|       |    475,856|  02  |  02  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners II, L.P. ("GS Capital II"), GS Capital Partners II Offshore, L.P. ("GS II Offshore"), GS Capital Partners II (Germany) Civil Law Partnership ("GS II Germany"), Stone Street Fund 1998, L.P. ("Stone 1998"), Bridge Street Fund 1998, L.P. ("Bridge 1998"), GS Capital Partners III, L.P. ("GS Capital III"), GS Capital Partners III Offshore, L.P. ("GS III Offshore"), GS Capital Partners III Germany Civil Law Partnership ("GS III Germany"), Stone Street Fund 2000, L.P. ("Stone 2000"), Bridge Street Special Opportunities Fund 2000, L.P. ("Bridge 2000"; and together with GS Capital II, GS II Offshore, GS II Germany, Stone 1998, Bridge 1998, GS Capital III, GS III Offshore, GS III Germany, and Stone 2000, the "Limited Partnerships"), GS Advisors, L.L.C. ("GS Advisors"), GS Advisors II, L.L.C. ("GS II Advisors"), GS Advisors III, L.L.C. ("GS III Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Stone Street 1998, L.L.C. ("Stone 1998 L.L.C.), Stone Street 2000, L.L.C. ("Stone 2000 L.L.C."), Bridge Street Special Opportunities 2000, L.L.C. ("Bridge 2000 L.L.C."), Goldman, Sachs & Co. ("Goldman Sachs"), and The Goldman Sachs Group, Inc. ("GS Group"; and together with GS Advisors, GS II Advisors, GS III Advisors, GS oHG, Stone 1998 L.L.C., Stone 2000 L.L.C., Bridge 2000 L.L.C., Goldman Sachs and the Limited Partnerships, the "Reporting Persons"). The principal business address of each Reporting Person (other than GS II Offshore, GS III Offshore, GS II Germany, GS III Germany and GS oHG) is 85 Broad Street, New York, NY 10004. The principal business address of each of GS II Offshore and GS III Offshore is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS II Germany, GS III Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

01: The securities reported herein as purchased and sold were purchased and sold and were owned directly by Goldman Sachs and may be deemed to be beneficially owned indirectly by GS Group. Goldman Sachs owns beneficially and directly and GS Group may be deemed to beneficially and indirectly own 1,000 shares of Common Stock. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company. The Reporting Persons, other than Goldman Sachs and GS Group, disclaim beneficial ownership of the securities reported herein.

02: Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 40,850,400 shares of Common Stock, through the beneficial ownership by the Limited Partnerships of an aggregate of 34,450,000 shares of Common Stock and warrants to purchase 6,400,400 shares of Common Stock. Affiliates of Goldman Sachs and GS Group are the general partner, managing general partner or managing partner of the Limited Partnerships. Goldman Sachs is the investment manager of GS Capital II, GS II Offshore, GS II Germany, GS Capital III, GS III Offshore and GS III Germany. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the securities owned by the Limited Partnerships except to the extent of its pecuniary interest therein.

GS Capital II may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly an aggregate of 17,950,839 shares of Common Stock by reason of GS Capital II's deemed beneficial ownership of 14,984,097 shares of Common Stock and warrants to purchase 2,966,742 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS II Offshore may be deemed to own beneficially and directly and its general partner, GS II Advisors, may be deemed to own beneficially and indirectly an aggregate of 7,136,196 shares of Common Stock by reason of GS II Offshore's deemed beneficial ownership of 5,956,795 shares of Common Stock and warrants to purchase 1,179,401 shares of Common Stock. GS II Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS II Germany may be deemed to own beneficially and directly and its managing partner, GS oHG, may be deemed to own beneficially and indirectly an aggregate of 662,112 shares of Common Stock by reason of GS II Germany's deemed beneficial ownership of 552,685 shares of Common Stock and warrants to purchase 109,427 shares of Common Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Stone 1998 may be deemed to own beneficially and directly and its general partner, Stone 1998 L.L.C., may be deemed to own beneficially and indirectly an aggregate of 925,335 shares of Common Stock, by reason of Stone 1998's deemed beneficial ownership of 773,101 shares of Common Stock and warrants to purchase 152,234 shares of Common Stock. Stone 1998 L.L.C. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Bridge 1998 may be deemed to own beneficially and directly and its managing general partner, Stone 1998 L.L.C., may be deemed to own beneficially and indirectly an aggregate of 279,267 shares of Common Stock, by reason of Bridge 1998's deemed beneficial ownership of 233,322 shares of Common Stock and warrants to purchase 45,945 shares of Common Stock. Stone 1998 L.L.C. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Capital III may be deemed to own beneficially and directly and its general partner, GS III Advisors, may be deemed to own beneficially and indirectly an aggregate of 10,242,359 shares of Common Stock by reason of GS Capital III's deemed beneficial ownership of 8,796,383 shares of Common Stock and warrants to purchase 1,445,976 shares of Common Stock. GS III Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS III Offshore may be deemed to own beneficially and directly and its general partner, GS III Advisors, may be deemed to own beneficially and indirectly an aggregate of 2,815,747 shares of Common Stock by reason of GS III Offshore's deemed beneficial ownership of 2,418,232 shares of Common Stock and warrants to purchase 397,515 shares of Common Stock. GS III Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS III Germany may be deemed to own beneficially and directly and its managing partner, GS oHG, may be deemed to own beneficially and indirectly an aggregate of 472,839 shares of Common Stock by reason of GS III Germany's deemed beneficial ownership of 406,086 shares of Common Stock and warrants to purchase 66,753 shares of Common Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Stone 2000 may be deemed to own beneficially and directly and its general partner, Stone 2000 L.L.C., may be deemed to own beneficially and indirectly an aggregate of 219,423.2 shares of Common Stock, by reason of Stone 2000's deemed beneficial ownership of 197,579 shares of Common Stock and warrants to purchase 21,844.2 shares of Common Stock. Stone 2000 L.L.C. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Bridge 2000 may be deemed to own beneficially and directly and its general partner, Bridge 2000 L.L.C., may be deemed to own beneficially and indirectly an aggregate of 146,282.8 shares of Common Stock, by reason of Bridge 2000's deemed beneficial ownership of 131,720 shares of Common Stock and warrants to purchase 14,562.8 shares of Common Stock. Bridge 2000 L.L.C. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.


**SIGNATURES:


GOLDMAN, SACHS & CO.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



THE GOLDMAN SACHS GROUP, INC.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GS CAPITAL PARTNERS II, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GS CAPITAL PARTNERS II OFFSHORE, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
(with limitation of liability)


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact

GS ADVISORS, L.L.C.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GS ADVISORS II, L.L.C.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GS CAPITAL PARTNERS III, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GS CAPITAL PARTNERS III OFFSHORE, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GS CAPITAL PARTNERS III GERMANY CIVIL LAW PARTNERSHIP


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GS ADVISORS III, L.L.C.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



GOLDMAN, SACHS & CO. oHG


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact

STONE STREET FUND 1998, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



BRIDGE STREET FUND 1998, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



STONE STREET 1998, L.L.C.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



STONE STREET FUND 2000, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



STONE STREET 2000, L.L.C.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact




Date: January 10, 2001




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.